Exhibit 5
J. G. Ritter, II                                             File No.  23679.1
(804) 788-8402

                     February 13, 1997

The Board of Directors
MainStreet BankGroup Incorporated
200 East Church Street
Martinsville, Virginia  24112

             MainStreet BankGroup Incorporated
            Registration Statement on Form S-8

Gentlemen:

          We have acted as counsel to MainStreet BankGroup
Incorporated, a Virginia corporation (the "Company"), in connection with the filing of a registration statement under the Securities Act of 1933, as amended, with respect to 130,000 shares of the Company's Common Stock (the
"Shares"), to be offered pursuant to the MainStreet
BankGroup/Hanover Bank Stock Option Plan (the "Plan").

          In rendering this opinion, we have relied upon, among other things, our examination of the Plan and of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. In connection with the filing of such registration statement, we are of the opinion that:

          1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

          2. The Shares have been duly authorized and, when issued in accordance with the terms of the Plan and the applicable Agreements (as defined in the Plan), will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

                              Very truly yours,
                              Hunton & Williams